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                                                                     Exhibit 8.1

            [AKIN, GUMP, STRAUS, HAUER & FELD, L.L.P. LETTERHEAD]

                                 April 30, 1997


American Annuity Group, Inc.
One East Fourth Street
Cincinnati, OH 45202

AAG Holding Company, Inc.
One East Fourth Street
Cincinnati, OH 45202

American Annuity Group Capital Trust II
c/c AAG Holding Company, Inc.
One East Fourth Street
Cincinnati, OH 45202

                  Re: American Annuity Group, Inc./AAG Holding Company, Inc./American Annuity Group Capital Trust II -- Offer to Exchange Up To $75,000,000 Aggregate Liquidation Amount of 8 7/8% Capital Trust Preferred Securities Registered under the Securities Act of 1933 for Outstanding 8 /78% Capital Trust Preferred Securities
                       -----------------------------------------------


Gentlemen:

   We have acted as tax counsel for American Annuity Group, Inc. ("AAG"), AAG Holding Company, Inc. ("AAG Holding"), and American Annuity Group Capital Trust II (the "Trust") in connection with the Trust's offer to exchange up to $75,000,000 aggregate liquidation amount of its 8 7/8% Capital Trust Preferred Securities, which have been registered under the Securities Act of 1933
(the "New Preferred Securities"), for the Trust's outstanding 8 7/8% Capital Trust Preferred Securities (the "Old Preferred Securities" and, with the New Preferred Securities, the "Preferred Securities"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "United States Federal Income Taxation" (the "Tax Discussion") in the Prospectus (the "Prospectus") that is part of the
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American Annuity Group, Inc.
AAG Holding Company, Inc.
American Annuity Group Capital Trust II
April 30, 1997
Page 2

Registration Statement on Form S-4 filed by AAG, AAG Holding, and the Trust with the Securities and Exchange Commission on April 30, 1997 (the "Registration Statement"). Except as otherwise indicated, the terms utilized herein have the same meaning as in the Registration Statement.

   Our opinion is conditioned on the accuracy of the federal statements made in the Registration Statement and the various documents filed in connection therewith (together, the "Registration Documents"), and on timely and full compliance with the terms if the Transaction Documents by all relevant parties to such documents. In particular, and without limiting the scope of the preceding sentence, we have assumed for purposes of our opinion that the Trustees will conduct the affairs of the Trust in accordance with the Amended and Restated Declaration of the Trust (the "Declaration"). In rendering our opinion, we also have relied upon the representations made on behalf of AAG, AAG Holding, and the Trust in letters to us dated April 30, 1197
(the "Representation Letters").

  Our opinion is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In this regard, revenue provisions contained in President Clinton's fiscal year 1998 budget proposal as submitted to Congress on February 6, 1997, would deny interest deductions on the Old Subordinated Debentures and the New Subordinated Debentures (together, the "Subordinated Debentures") if such revenue provisions were enacted and made applicable retroactively to such Debentures. However, these revenue provisions are proposed to be effective generally for instruments issued on or after the date of first committee action, which has not yet occurred. Nonetheless, there can be no assurance that current or future legislative proposals, final legislation, adverse judicial decisions, or official pronouncements will not affect the ability of AAG Holding to deduct interest on the Debentures.

     Subject to the assumptions, qualifications, and conditions set forth herein and in the Tax Discussion section of the Prospectus, and in reliance on the Representation Letters, it is our opinion that:

     1. Although not entirely free from doubt, under current law and assuming full compliance with the letters of the Indenture and the other Registration Documents, the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of AAG Holding.

     2. Under current law and assuming full compliance with the terms of the Declaration and the other Registration Documents, the Trust will be classified for United States
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American Annuity Group, Inc.
AAG Holding Company, Inc.
American Annuity Group Capital Trust II
April 30, 1997
Page 3


federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Subordinated Debentures.

     3. Although not entirely free from doubt, under current law and assuming full compliance with the terms of the Registration Documents and based on AAG Holding's representation that the likelihood of its exercising its option to defer payments of interest is remote, the Subordinated Debentures will not include original issue discount ("OID") unless and until an election to defer the payment of interest is actually made.

     We have reviewed the balance of the discussion set forth in the Prospectus under the heading "United States Federal Income Taxation," and have concluded, subject to the qualifications set forth herein, that such discussion accurately summarizes the specific tax matters addressed therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "United States Federal Income Taxation" and "Legal Matters" in the Prospectus. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This option is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes to the facts stated or assumed herein or any subsequent changes in applicable law.

                                      Very truly yours,

                                      AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.